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                                                                   EXHIBIT 99.04


First paragraph under the caption "Legal Proceedings" beginning on page 21 of the Quarterly Report on Form 10-Q of SSBH for the quarterly period ended March 31, 1999 (File No. 1-4346).


For information concerning a purported class action against numerous broker-dealers including Salomon Smith Barney, see the description that appears in the sixth paragraph under the caption "Legal Proceedings" beginning on page 12 of the Annual Report on Form 10-K of SSBH for the year ending December 31, 1998 (File No. 1-4346), which description is included as Exhibit 99.01 to this Form 10-Q and incorporated by reference herein. The Company has filed a motion to dismiss the amended complaint.